FOR IMMEDIATE RELEASE
CONTACT:                 Paul D. Geraghty, President and CEO
PHONE:                       215-513-2391

HARLEYSVILLE NATIONAL CORPORATION RECEIVES APPROVAL FROM THE
FEDERAL RESERVE BOARD AND THE PENNSYLVANIA DEPARTMENT OF
BANKING TO ACQUIRE WILLOW FINANCIAL BANK

HARLEYSVILLE, PA (November 18, 2008) —Harleysville National Corporation (NASDAQ: HNBC) announced that it has received approval from the Federal Reserve Board and the Pennsylvania Department of Banking to acquire Willow Financial Bancorp, Inc. (NASDAQ: WFBC). The Corporation expects to close the transaction in early December.
Paul D. Geraghty, President and CEO of Harleysville National Corporation, said, “With the last of the approvals now received, we can move quickly to close the transaction.  An integration team has been working hard since the transaction was announced to lay the groundwork for a seamless transition, and we are confident that this will be executed with zero disruptions to customers.”
Geraghty continued, “The acquisition of Willow Financial will transform Harleysville into a regional powerhouse, with significant share of the markets we serve, a broad array of products and services for consumers and commercial customers, and the scale to invest in new technologies that improve efficiency and the customer experience. The timing for this transaction is perfect, as customers are turning more than ever to strong, local financial institutions that have a history of serving their communities.  We look forward to executing on the growth opportunities that this transaction provides.”
Harleysville National Corporation, with assets of $3.9 billion, is the holding company for Harleysville National Bank (HNB) and its division, East Penn Bank. Investment Management and Trust Services are provided through Millennium Wealth Management and Cornerstone, divisions of HNB, with assets under management of $2.7 billion.
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Harleysville National Corporation stock is traded under the symbol "HNBC" and is commonly quoted on the NASDAQ Global Select Market(R). For more information, visit the Harleysville National Corporation website at www.hncbank.com.

The following disclosure is made in accordance with Rule 165 of the Securities and Exchange Commission.

Harleysville National Corporation has filed a registration statement on Form S-4 in connection with the merger transaction, and Harleysville National Corporation and Willow Financial Bancorp mailed a joint proxy statement/prospectus to their respective shareholders in connection with the transaction. Shareholders and investors are urged to read the joint proxy statement/prospectus, because it contains important information about Harleysville National Corporation, Willow Financial Bancorp and the transaction. You may obtain a free copy of the proxy statement/prospectus as well as other filings containing information about Harleysville National Corporation, at the SEC’s web site at www.sec.gov. A free copy of the proxy statement/prospectus, and the filings with the SEC that are incorporated by reference in the proxy statement/prospectus, may also be obtained from Harleysville National Corporation by directing the request to: George Rapp, Executive Vice President and CFO, Harleysville National Corporation, 483 Main Street, Harleysville, Pennsylvania, 19438, telephone 215-513-2307.

This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  Actual results and trends could differ materially from those set forth in such statements due to various factors.  Such factors include the possibility that increased demand or prices for the Corporation’s financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the Corporation’s filings with the Securities and Exchange Commission.